EXHIBIT 10.11

UPEK, Inc.

2001 Center Street, Suite 500

Berkeley, CA 94704

March 2nd, 2004

Alan Kramer

c/o UPEK, Inc.

2001 Center Street, Suite 500

Berkeley, CA 94804

Dear Alan:

This letter memorializes our agreement to the principal terms of your employment with UPEK, Inc. (the “Company”), and is a material inducement for your agreement to become the Chief Executive Officer of the Company (“CEO”) and a member of the Board of Directors of the Company as long as you are the CEO. It is understood that this agreement shall be null and void if the Company does not consummate the purchase of the assets from ST Microelectronics and the financing of the asset purchase. Subject to approval of the Board of Directors of the Company, we have agreed as follows:

1. Cash Compensation. Commencing with the first closing of the Series B/B-1 financing, you will be paid a base salary of $225,000 per annum, less applicable withholdings and deductions, payable pursuant to the Company’s standard payroll policy. In addition, you will be entitled to all other Company benefits that become available to all other Company employees as soon as such benefits are approved by the Board of Directors. You will be eligible to receive a target bonus of $67,500 for fiscal 2004, pursuant to a bonus plan to be established by the Compensation Committee of the Board and approved by the Board. Such bonus will be based on the achievement of milestones to be determined by the Compensation Committee, with input from you, by the end of March 2004.

2. Stock Options. At the first meeting of the Board of Directors following the closing of the Company’s contemplated Series B/B-1 financing, you will be granted an option to purchase a number of shares of Common Stock of the Company equal to five percent (5%) of the Company’s then outstanding voting securities, calculated on a Fully-Diluted Basis (as defined below) (which number is currently anticipated to be 1,300,000 shares). In addition, you will be granted an additional option(s) (the “Additional Option(s)”) to maintain your 5% ownership interest in the Company (calculated on a Fully-Diluted Basis) in connection with the Company’s raising of up to an additional $11 million in preferred stock private equity financing(s) (in one or more transactions, which may include the second tranche of the currently contemplated Series B/B-1 financing) following the initial closing of the Series B financing (the “Additional Financing(s)”). For purposes of this letter, “Fully-Diluted Basis” shall mean that all exercisable and convertible securities of the Company shall be deemed to have been exercised and all option shares reserved for issuance under the Company’s option plan shall be deemed to have been granted. The First Option and the Additional Option(s) (collectively, the “Options”) that are

Alan Kramer

March 2nd, 2004

granted to you while you are an employee will be subject to vesting over a 48-month period and each Option, once granted to you while you are an employee, shall vest 25% of the underlying Option shares on the one-year anniversary of the initial closing of the Series B/B-1 financing of the Company, and the balance in 36 equal monthly installments thereafter commencing from such one-year anniversary until fully vested four years after the initial closing of the Series B/B-1 financing, provided you are a continuing employee during such period. The Options shall be granted at then fair market value and shall be “incentive stock options” to the maximum extent permitted under the IRS rules. The Options shall be immediately exercisable, meaning that they can be exercised in whole or in part prior to vesting, but they shall be subject to a Company repurchase right exercisable upon the termination of your employment, which repurchase right shall lapse as the shares become vested in accordance with the terms of this letter.

3. Accelerated Vesting. The Options will also contain the following terms: (A) in the event your employment as Chief Executive Officer of the Company is terminated without cause by the Company (as customarily defined and mutually agreed to in the stock option documentation) or you depart for good reason (as customarily defined and mutually agreed to in the stock option documentation, provided that a change in your Chief Executive Officer position, title, responsibilities and duties to any other Company employee position shall constitute good reason, unless you are made at least a Vice President of the Company with a base salary of at least $150,000 per year and you remain on the Board of Directors of the Company) prior to a Corporate Transaction (as defined in the stock option plan), the vesting of the Options that have been granted to you as of the date of such termination shall accelerate as if you had provided an additional (x) 12 months of service to the Company from termination if such termination occurs prior to an Additional Financing(s) raising $9 million or more or (y) 6 months of service to the Company from termination if such termination occurs following an Additional Financing(s) raising $9 million or more; and (B) in the event your employment as Chief Executive Officer of the Company is terminated without cause by the Company or if you resign for good reason as a condition to or within 12 months after a Corporate Transaction, the Options that have been granted to you as of the date of such termination will vest in full. In either such event, you will have 90 days from the date of termination to exercise any unexercised, vested Options. If you are terminated with cause by the Company, resign from the Company (or a successor) without good reason, die or become permanently disabled, you will not be entitled to any accelerated vesting or severance benefits. In addition, if you are entitled to accelerated vesting pursuant to this paragraph at any time prior to the date that the Additional Option is granted, then, at such time(s) that the Additional Option would have been granted to you pursuant to paragraph 2 above, the Company will grant you the Additional Option as a nonqualified stock option which shall be immediately vested at the time of grant for that number of shares which would have otherwise become vested had the Additional Option been granted to you prior to the acceleration event (with the acceleration provisions contained in this paragraph 3 applying to the Additional Option as well). In such event, the Additional Option shall not be subject to any further vesting and you will have 90 days after the date of grant to exercise such vested Additional Option.

4. Severance. In the event your employment as Chief Executive Officer of the Company is terminated under any of the circumstances provided in 2(A) or 2(B) above, the

Alan Kramer

March 2nd, 2004

Company (or its successor) will, for a period of six months, continue to pay your then current base salary in accordance with its regular payroll practice, pay you your earned and accrued but unpaid bonus as if you had been employed for an additional six months after termination and reimburse you for COBRA premiums for a period of six months following termination, should you elect to continue insurance coverage under COBRA, for you and your dependents.

Any payment of severance and/or acceleration would be conditional upon your execution of a full general release and your resignation as a Board member. You understand and agree that you will be an “at will” employee and can be terminated at any time with or without notice or cause.

You also understand that this offer is contingent upon the consummation of the asset purchase and Series B/B-1 financing, Board approval and your execution of all documentation necessary to obtain employment with the Company, including a Proprietary Information and Inventions Agreement.

You will also be given an opportunity to purchase up to 200,000 shares of Series B Preferred Stock in the initial closing of the Series B/B-1 financing round and an aggregate of another $200,000 worth of preferred stock in future private rounds of financing of the Company.

Please sign below to indicate your agreement with the foregoing.

Very truly yours,

UPEK, Inc.

/s/ Eric Buatois
Eric Buatois
Member of the Board of Directors

Agreed and Accepted:

By:	/s/ Alan Kramer
Alan Kramer